Exhibit 4.1

SIXTH SUPPLEMENTAL INDENTURE

This Sixth Supplemental Indenture (this “Supplemental Indenture”), is entered into as of July 6, 2022, among Quotient Limited, a public limited liability no par value company formed under the laws of Jersey, Channel Islands (the “Issuer”), the Guarantors party hereto, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors party thereto, the Trustee and the Collateral Agent executed and delivered an Indenture, dated as of October 14, 2016 (the “Original Indenture”), pursuant to which, on October 14, 2016, the Issuer issued an initial US$84,000,000 aggregate principal amount of the Issuer's 12% Senior Secured Notes due 2023 (the “Original Securities”);

WHEREAS, on December 4, 2018, March 5, 2021, May 24, 2021, October 13, 2021, and June 2, 2022, the Issuer, the Guarantors, the Trustee and the Collateral Agent entered into the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, and the Fifth Supplemental Indenture, respectively, to reflect certain amendments to the Original Indenture (such supplemental indentures, together with the Original Indenture, the “Indenture”);

WHEREAS, pursuant to the terms of the Original Indenture, on June 29, 2018, the Issuer issued an additional US$36,000,000 aggregate principal amount of the Issuer's 12% Senior Secured Notes due 2023, and, pursuant to the terms of the Original Indenture as amended and supplemented by the First Supplemental Indenture, on May 15, 2019, the Issuer issued an additional US$25,000,000 aggregate principal amount of the Issuer's 12% Senior Secured Notes due 2023 (collectively, the “Additional Securities” and, together with the Original Securities, the “Securities”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuer, the Collateral Agent, the Guarantors and the Trustee may make certain amendments and supplements to the Indenture and the Securities only with the consent of each Holder of an outstanding Security affected (the “Requisite Unanimous Consent”);

WHEREAS, the owners or beneficial owners of all the outstanding Securities (the “Consenting Holders”) have consented to certain amendments to the Indenture and the Securities, in each case, by executing a form of consent substantially in the form attached hereto as Exhibit A (each, a "Consent" and, collectively, the "Consents") and have authorized and directed the Trustee and the Collateral Agent to execute and deliver this Supplemental Indenture;

WHEREAS, the Issuer and the Guarantors have done all things necessary to make this Supplemental Indenture a valid agreement of the Issuer, the Guarantors, the Trustee and the Collateral Agent in accordance with the terms of the Indenture and have satisfied all other conditions required under Article 9 of the Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, each of the Trustee and the Collateral Agent is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the parties hereto and the Holders of the Securities as follows:

Article 1

DEFINITIONS

Section 1.01. Capitalized Terms. All capitalized terms contained in this Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Indenture. In the event of any inconsistency between the Indenture and this Supplemental Indenture, this Supplemental Indenture shall govern. The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Section 1.02. Section References. Section references contained in this Supplemental Indenture (other than in Article 2 hereof) are to sections in this Supplemental Indenture unless the context requires otherwise.

Article 2

AMENDMENTS

Section 2.01. Amendments.

(a) Pursuant to the terms of the Consents and the receipt of the Requisite Unanimous Consent:

(i) Section 1.01 of the Indenture is hereby amended by adding the following definition in its relevant alphabetical order:

““Alba” shall mean Alba Bioscience Limited, a limited company formed under the law of Scotland, and any successor thereto.”

(ii) Section 1.01 of the Indenture is hereby amended by adding the following paragraph at the end of the definition of “Asset Sale” following clause (r) thereof:

“For the avoidance of doubt, (i) any disposition (including by way of a Sale/Leaseback Transaction) of any of the business, property or assets of Alba or its subsidiaries, or (ii) any issuance or sale, directly or indirectly, of Equity Interests of Alba or any of its Subsidiaries (but not an issuance or dispositions of Equity Interests of Quotient Limited or of any successor entity or other ultimate holding company and other than (x) any issuance or disposition of directors’ qualifying shares or shares issued to foreign nationals or other third parties to the extent required by applicable law, or (y) any issuance or disposition of Equity Interests to the Issuer or another Restricted Subsidiary of the Issuer), in each case whether in a single transaction or series of related transactions (an “Alba Disposition”) shall constitute an “Asset Sale” hereunder, irrespective of, and notwithstanding, clauses (1) and (2) and clauses (b) through (h), (j), (m) through (o), and (q) hereunder, except to the extent excluded therefrom pursuant to clauses (a), (i), (k), (l), (p) or (r) hereunder and except that sales of products to customers in the ordinary course are not “Asset Sales” or “Alba Dispositions.”

(b) Pursuant to the terms of the Consents and the receipt of the Requisite Unanimous Consent, Section 4.01(b) of the Indenture is hereby amended by replacing the first and second paragraphs of Section 4.01(b) (including the table contained therein) in their entirety with the following paragraph and table:

“On each Payment Date, commencing July 15, 2024, or on the succeeding Business Day if any such date is not a Business Day, the Issuer shall pay an installment of principal of the Securities (subject to adjustment in accordance with the following paragraph) in an amount set forth below corresponding to such Payment Date:

Payment Date	Amount
July 15, 2024	$2,500,000.00
October 15, 2024	$2,500,000.00
January 15, 2025	$2,500,000.00
April 15, 2025	$2,500,000.00
July 15, 2025	$2,500,000.00
October 15, 2025	The principal balance then outstanding”

(c) Pursuant to the terms of the Consents and the receipt of the Requisite Unanimous Consent,

(i) Section 4.06(b)(ii) of the Indenture is hereby amended and restated in its entirety as follows:

“(ii) except with respect to the Net Proceeds of an MosaiQ™ Intellectual Property Sale (which Net Proceeds, for the avoidance of doubt, will be applied pursuant to Section 4.06(c) without regard to such 365-day period), to (A) make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer or, if such Person is a Restricted Subsidiary of the Issuer, in an increase in the percentage ownership of such

Person by the Issuer or any Restricted Subsidiary of the Issuer), non-current assets, or non-current property, in each case (x) used or useful in a Similar Business or (y) that replace the properties and assets that are the subject of such Asset Sale, (B) make capital expenditures, or (C) fund operating expenses of the Issuer and its Restricted Subsidiaries; provided that any such Investment, assets, property or capital expenditures, to the extent acquired with Net Proceeds of an Asset Sale of Notes Collateral, shall be pledged as Notes Collateral (including any assets held by a Person acquired using Net Proceeds, which shall not be ABL Collateral even if such assets or property are of a type that would otherwise be ABL Collateral).”

(ii) Section 4.06 of the Indenture is hereby amended by adding the following new Section (i) thereto following Section (h) thereof:

“(i) Notwithstanding anything herein to the contrary, 40% of any proceeds from an Alba Disposition shall automatically and immediately be deemed Notes Collateral Excess Proceeds (without regard to the 365-day period described in this Section 4.06), shall not be available to be applied by the Issuer pursuant to Section 4.06(b), and the Issuer shall, once such proceeds exceed $1, make a Notes Collateral Asset Sale Offer only to all Holders of Securities to purchase the maximum principal amount of Securities that may be purchased out of such Notes Collateral Excess Proceeds in accordance with and in compliance with the procedures set forth in section 4.06(c) as modified by this Section 4.06(i).”

(d) Pursuant to the terms of the Consents and the receipt of the Requisite Unanimous Consent,

(i) Section 4.19 of the Indenture is hereby amended and restated as follows:

“SECTION 4.19. Minimum Liquidity. The Issuer and its Restricted Subsidiaries, on a consolidated basis, shall maintain, as of the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2022, an amount of aggregate Cash Equivalents equal to at least $8,000,000 (the “Liquidity Amount”); provided, however, that up to fifty percent (50%) of the Liquidity Amount may be comprised of the Issuer’s Investments in the Credit Suisse Supply Chain Finance Investment Grade Fund and the Credit Suisse (Lux) Supply Chain Finance Fund (which shall be valued for this purpose of this Section 4.19 at cost and without regard to any reserves or deductions taken by the Issuer against the carrying value of such Investments for financial accounting purposes).”

(ii) The definitions of “Additional Cash Reserve Amount”, “Cash Reserve Account”, “Cash Reserve Amount”, “CE Marking Cash Reserve Amount” and “Initial Cash Reserve Amount” in the Indenture and references to such terms throughout the Indenture shall be deleted in their entirety; and

(iii) As promptly as reasonably practicable after the date of this Supplemental Indenture, the Trustee shall immediately remit any and all amounts deposited in the Cash Reserve Account to, or at the written direction of, the Issuer.

(e) Pursuant to the terms of the Consents and the receipt of the Requisite Unanimous Consent, a new Section 4.21 of the Indenture is hereby added as follows:

“SECTION 4.21. Board Observer. The beneficial owners of the Securities (as a group) shall be entitled to designate one person as an observer (and not as a director) to the Board of Directors of the Issuer (and its committees), which designation shall be made in writing to the Issuer, and who shall be entitled to attend (but not to participate in) the meetings of the Board of Directors of the Issuer (and its committees) at which business may be conducted (such attendance to be in person, by telephone or by video conference, at the discretion of such observer, but such person shall be entitled to attend in person only if other participants in the meeting are together in person for the meeting), without voting rights or other authority to act on behalf of the Issuer, and to receive all materials provided to the Board of Directors of the Issuer (and its committees) in respect of any such meeting at the same time and in the same manner as the directors of the Board of Directors of the Issuer; provided, however, that the Issuer reserves the right to exclude such observer from access to any material or meeting or portion thereof if the Issuer determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary (1) to preserve the attorney-client privilege, or (2) to protect highly confidential proprietary information of the Issuer and the Issuer may require the person designated as an observer to agree in writing to keep confidential and not disclose any material nonpublic information acquired in such person’s capacity as an observer, to refrain from trading or causing any other Person to trade while in possession of any such material nonpublic information, and to refrain from making any audio or video recording of any meeting attended by such person. Subject to the proviso set forth in the preceding sentence, such observer shall be invited (at the same time and in the same manner as the directors of the Board of Directors of the Issuer) and entitled to attend (but not to participate in) all meetings of the Board of Directors of the Issuer (and its committees).”

(f) Pursuant to the terms of the Consents and the receipt of the Requisite Unanimous Consent, the first sentence of Section 8.01(e) is hereby amended and restated as follows:

“Subject to Section 8.01(d) and Section 8.02, the Issuer at any time may terminate (i) all its obligations under the Securities and this Indenture (with respect to such Securities) (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.10, 4.11, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20 and 4.21 and the operation of Section 4.08, Section 5.01 and Sections 6.01(c), 6.01(d), 6.01(e) (with respect to Restricted Subsidiaries of the Issuer only), 6.01(f) (with respect to Restricted Subsidiaries of the Issuer only), 6.01(g), 6.01(h), 6.01(i), 6.01(j), 6.01(k) and 6.01(l) (“covenant defeasance option”).”

(g) Pursuant to the terms of the Consents and the receipt of the Requisite Unanimous Consent, the introductory paragraph of each of the Securities is hereby amended by (i) replacing the phrase “Payment Dates: April 15 and October 15 (each, a “Payment Date”)” with the phrase “Payment Dates: January 15, April 15, July 15 and October 15 (each, a “Payment Date”)” and (ii) replacing the phrase “Record Dates: April 1 and October 1 (each, a “Record Date”)” with the phrase “Record Dates: January 1, April 1, July 1 and October 1 (each, a “Record Date”)”.

(h) Pursuant to the terms of the Consents and the receipt of the Requisite Unanimous Consent, Section 1(b) of each of the Securities is hereby amended by replacing the first sentence of Section 1(b) in its entirely with the following:

“The Issuer shall pay interest quarterly in arrears on each Payment Date, commencing July 15, 2022, or on the succeeding Business Day if any such date is not a Business Day.”

(i) Pursuant to the terms of the Consents and the receipt of the Requisite Unanimous Consent, Section 1(d) of each of the Securities is hereby amended by replacing the second sentence of the first paragraph (including the table contained therein) and the second paragraph of Section 1(d) in their entirety with the following sentence and table:

“On each Payment Date, commencing July 15, 2024, or on the succeeding Business Day if any such date is not a Business Day, the Issuer shall pay an installment of principal of the Securities (subject to adjustment in accordance with the following paragraph) in an amount set forth below corresponding to such Payment Date:

Payment Date	Amount
July 15, 2024	$2,500,000.00
October 15, 2024	$2,500,000.00
January 15, 2025	$2,500,000.00
April 15, 2025	$2,500,000.00
July 15, 2025	$2,500,000.00
October 15, 2025	The principal balance then outstanding”

Article 3

EFFECT

Section 3.01. Effect. This Supplemental Indenture shall become effective and binding on the Issuer, the Guarantors, the Trustee, the Collateral Agent and every Holder of the Securities heretofore or hereafter authenticated and delivered under the Indenture, upon the execution and delivery by the parties to this Supplemental Indenture; provided, however, that the amendments set forth in Article 2 of this Supplemental Indenture shall only become operative upon (i) receipt of a DTC Proxy and Consent (as defined in the Consents) in respect of the DTC Securities (as defined in the Consents) beneficially owned by each Consenting Holder, (ii) the execution and delivery by the Issuer and each Consenting Holder of the applicable Consent Warrant (as defined in the Consents) and the Registration Rights Agreement (as defined in the Consents), in each case under clauses (i) and (ii), in accordance with the terms and conditions of the Consents, and (iii) delivery of the Equity Offering Officers’ Certificate (as defined in the Consents). The date on which the amendments set forth in Article 2 of this Supplemental Indenture become operative is referred to herein as the “Operative Date”. The Issuer shall promptly inform the Trustee and the Collateral Agent in writing (which may be by email) of the occurrence of the Operative Date, which notice shall be accompanied by an Officers’ Certificate (which may be a .pdf copy) confirming that each of the conditions described in this Section 3.01 has been satisfied.

Article 4

MISCELLANEOUS

Section 4.01. Ratification of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. If any provision of this Supplemental Indenture is inconsistent with a provision of the Indenture or the Securities, the terms of this Supplemental Indenture shall govern.

Section 4.02. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) EXCEPT TO THE EXTENT THAT LOCAL LAW GOVERNS THE CREATION, PERFECTION, PRIORITY OR ENFORCEMENT OF SECURITY INTERESTS.

Section 4.03. No Recourse Against Others. No director, officer, employee, manager, member, partner, incorporator or holder of any Equity Interests in the Issuer or in any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or its creation.

Section 4.04. Electronic Means. The parties agree that the transaction described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

Section 4.05. Entire Agreement. This Supplemental Indenture, together with the Indenture as amended hereby, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

Section 4.06. Provisions of Supplemental Indenture for the Sole Benefit of Parties and Holders of Securities. Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors hereunder and the Holders of the Securities any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Securities.

Section 4.07. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee or the Collateral Agent hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or Adobe Sign (or such other digital signature provider as specified in writing to the Trustee or the Collateral Agent by the authorized representative), in English. The Issuer and Guarantors each agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee or the Collateral Agent, including without limitation the risk of the Trustee or the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 4.08. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.09. Trustee's Disclosure. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture, and it shall not be responsible for any statement of the Issuer or any Guarantor in this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Very truly yours,

QUOTIENT LIMITED

By: /s/ Manuel O. Méndez
Name: Manuel O. Méndez
Title: Chief Executive Officer

QBD (QS IP) LIMITED, as Guarantor

By: /s/ Ali Kiboro
Name: Ali Kiboro
Title: Director

QUOTIENT BIODIAGNOSTICS, INC., as Guarantor

By: /s/ Mohammad El Khoury
Name: Mohammad El Khoury
Title: Director

ALBA BIOSCIENCE LIMITED, as Guarantor

By: /s/ Ali Kiboro
Name: Ali Kiboro
Title: Director

QUOTIENT SUISSE SA, as Guarantor

By: /s/ Ali Kiboro
Name: Ali Kiboro
Title: Administrateur

QUOTIENT IBERIA, S.L.U., as Guarantor

By: /s/ Mohammad El Khoury
Name: Mohammad El Khoury
Title: Director

Quotient Middle-East and Africa FZ LLC, as Guarantor

By: /s/ Mohammad El Khoury
Name: Mohammad El Khoury
Title: Director

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By: /s/ Alison D.B. Nadeau
Name: Alison D.B. Nadeau
Title: Vice President

U.S. BANK TRUST COMPANY NATIONAL ASSOCIATION, as Collateral Agent

By: /s/ Alison D.B. Nadeau
Name: Alison D.B. Nadeau
Title: Vice President

Exhibit A

FORM OF CONSENT

See Attached

1

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4856-4693-8150.v3" "" 4856-4693-8150.v3

24004022968-v2	- 1-	80-40590118

SCHEDULE 1

Name	Depository Trust Company Participant Name and Number	Principal Amount of Original Securities	Original Securities CUSIP No.	Principal Amount of Additional Securities	Additional Securities CUSIP No.

1

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4856-4693-8150.v3" "" 4856-4693-8150.v3

24004022968-v2	- 1-	80-40590118

EXHIBIT A

FORM OF SUPPLEMENTAL INDENTURE

See Attached

EXHIBIT B

FORM OF WARRANT

See Attached

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

See Attached